Exhibit 99.1

For Immediate Release
Nov. 8, 2022

NW Natural Holdings Reports Third Quarter 2022 Results
PORTLAND, ORE. — Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), reported financial results and highlights including:
•Reported a net loss of $19.6 million ($0.56 per share) for the third quarter of 2022, compared to a net loss of $20.7 million ($0.67 per share) for the same period in 2021
•Earned net income of $38.4 million ($1.14 per share) for the first nine months of 2022, compared to earnings of $38.1 million ($1.24 per share) for the same period in 2021
•Added nearly 8,800 natural gas meters in the last 12 months for a growth rate of 1.1% as of September 30, 2022
•Invested over $250 million in our utility systems in the first nine months of 2022 for greater reliability and resiliency
•Received approval in Oregon and Washington for new rates related to the Purchased Gas Adjustment (PGA) mechanism, which includes estimated gas costs for the upcoming winter heating season
•Closed our largest water and wastewater acquisition to date in Yuma, Arizona increasing NW Natural Water's customer base by approximately 70%
•Increased our dividend for the 67th consecutive year to an annual indicated dividend rate of $1.94 per share
•Reaffirmed 2022 earnings guidance in the range of $2.45 to $2.65 per share and our long-term earnings per share growth rate target of 4% to 6%

"This quarter highlights our commitment to decarbonization, diversification, and growth," said David H. Anderson, president and CEO of NW Natural Holdings. "We believe our gas utility system will play a critical role in helping move to a low-carbon, renewable energy future. With our new competitive renewables strategy, we're able to assist a broader group of customers with the energy transition and we're making progress on our first project. Our water & wastewater company closed its largest transaction to date. I'm proud of our achievements and our long-term growth prospects."

For the third quarter of 2022, the net loss decreased $1.1 million to a net loss of $19.6 million (or $0.56 per share), compared to a net loss of $20.7 million (or $0.67 per share) for the same period in 2021. The third quarter reflects the seasonal nature of the gas utility's earnings where the majority of revenues are generated during the winter heating season in the first and fourth quarters each year. Results reflected higher margin from customer growth and new rates in Washington for our natural gas utility and lower pension expense, partially offset by higher operations and maintenance expenses. NW Natural's other activities contributed higher net income driven by increased asset management revenues, partially offset by higher interest expense.

Year-to-date net income increased $0.2 million to $38.4 million (or $1.14 per share), compared to $38.1 million (or $1.24 per share) for the same period in 2021. Results reflected customer growth and new rates in Washington for our natural gas utility and lower pension expense, offset by higher operations and maintenance expenses. Net income from our other activities decreased primarily due to lower asset management revenues related to a severe winter storm in February 2021 that did not recur in 2022. Earnings per share was also affected by a 2.9 million common share issuance on April 1, 2022 and share issuances through Holdings' at the market program.

KEY EVENTS AND INITIATIVES

Received Order in NW Natural's Oregon General Rate Case
On Oct. 24, 2022, the OPUC issued an order approving the multi-party settlements in NW Natural's general rate case. The order increased the revenue requirement $59.4 million including final adjustments for capital projects placed into service and the deprecation study. That compares to an original requested revenue requirement increase of $73.5 million. The order included a capital structure of 50% common equity and 50% long-term debt, return on equity of 9.4%, cost of capital of 6.836%, and rate base of $1.76 billion, or an increase of $320 million since the last rate case. New rates in Oregon were effective beginning Nov. 1, 2022.

Water and Wastewater Utilities
In October 2022, NW Natural Water closed its acquisition of the Far West water and wastewater utilities in Yuma, Arizona adding 25,000 customers and entering a fifth state. In August 2022, two acquisitions were closed for approximately 1,400 connections in Washington near NW Natural Water's existing Cascadia Water utilities. In addition, in May 2022, NW Natural Water closed the purchase of a water and wastewater utility, representing approximately 150 connections, in Texas. NW Natural Water currently serves over 150,000 people through approximately 61,000 connections across five states.

Competitive Renewables
NW Natural Renewables Holdings, LLC (NW Natural Renewables), a competitive renewable natural gas (RNG) supplier, is investing in two renewable natural gas (RNG) facilities that are currently under construction and expected to begin production in the spring of 2023. NW Natural Renewables is an unregulated subsidiary of NW Natural Holdings committed to leading the energy transition and providing renewable fuels to the utility, commercial, industrial and transportation sectors.

2021 Environment, Social, and Governance (ESG) Report Issued
On August 31, 2022, we issued our third ESG report, which outlines some of the important work NW Natural Holdings is focused on. The report highlights our longstanding commitments and progress related to safety, environmental stewardship, and taking care of our employees and communities. It also features goals that we're pursuing related to a renewable future and carbon neutral vision for our gas utility, diversifying into and growing our water and wastewater utility business, and actively working to continue advancing diversity, equity and inclusion in our workplace and our wider community. Additional information is available on our investor relations website.

THIRD QUARTER RESULTS
The following financial comparisons are for the third quarter of 2022 and 2021 with individual year-over-year drivers below presented on an after-tax basis using a statutory tax rate of 26.5% unless otherwise noted.

NW Natural Holdings' third quarter results are summarized by business segment in the table below:

	Three Months Ended September 30,
	2022		2021		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income (loss):
Natural Gas Distribution segment	$(23,016)	$(0.66)	$(23,297)	$(0.76)	$281	$0.10
Other	3,429	0.10	2,642	0.09	787	0.01
Consolidated	$(19,587)	$(0.56)	$(20,655)	$(0.67)	$1,068	$0.11

Diluted Shares		34,939		30,696		4,243

Natural Gas Distribution Segment
Natural gas distribution segment net income increased $0.3 million (or $0.10 per share) primarily reflecting higher margin and lower pension expense, partially offset by higher operations and maintenance expense.

Margin increased $0.5 million reflecting customer growth and new rates in Washington.

Operations and maintenance expense increased $1.7 million as a result of higher information technology costs, expenses mainly from contractor labor for safety and reliability projects, and professional service fees.

Depreciation and general taxes collectively increased by $0.7 million due to additional capital investments in the distribution system. In addition, we placed two significant information technology projects into service in September 2022.

Other income, net reflected a benefit of $2.5 million primarily from lower pension expense.

Other
Other net income increased $0.8 million reflecting $1.9 million higher net income from NW Natural's other activities driven by increased asset management revenues. In addition, NW Natural Holding's other businesses reported lower net income of $1.1 million primarily from higher interest expense.

YEAR-TO-DATE RESULTS
The following financial comparisons are for the first nine months of 2022 and 2021 with individual year-over-year drivers below presented on an after-tax basis using a statutory tax rate of 26.5% unless otherwise noted.

NW Natural Holdings' year-to-date results are summarized by business segment in the table below:

	Nine Months Ended September 30,
	2022		2021		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income:
Natural Gas Distribution segment	$32,531	$0.97	$29,247	$0.95	$3,284	$0.02
Other	5,836	0.17	8,891	0.29	(3,055)	(0.12)
Consolidated	$38,367	$1.14	$38,138	$1.24	$229	$(0.10)

Diluted Shares		33,539		30,708		2,831
Natural Gas Distribution Segment
Natural Gas Distribution segment net income increased $3.3 million (or $0.02 per share) primarily reflecting new rates in Washington as a result of a general rate case, which was effective beginning Nov. 1, 2021. Earnings per share was affected by a 2.9 million common share issuance on April 1, 2022.

Margin increased $6.6 million reflecting new rates in Washington and customer growth, which collectively contributed $4.9 million. In addition, margin increased $1.7 million due to higher usage from colder comparative weather, net of the loss from the Oregon gas cost incentive sharing mechanism. Weather was 3% warmer than average weather for the first nine months of 2022, compared to 12% warmer than average weather for the same period in 2021.

Operations and maintenance expense increased $8.2 million as a result of higher contractor labor for safety and reliability projects, expenses related to information technology maintenance and support, amortization expense related to cloud-computing arrangements, and professional service fees.

Depreciation and general taxes increased $1.5 million as we continue to invest in our natural gas utility system.

Other income, net increased $6.4 million driven by lower pension costs primarily related to higher returns and lower interest costs.

Other
Other net income decreased $3.1 million (or $0.12 per share) reflecting $1.6 million lower net income from NW Natural's other activities driven by asset management revenues from a February 2021 cold weather event that did not recur. In addition, NW Natural Holding's other businesses reported lower net income of $1.5 million primarily from higher interest expense.

February 2021 Winter Weather Event
In February 2021, NW Natural experienced a severe winter storm in its service territory. To meet expected demand, we purchased additional natural gas supplies at higher than anticipated prices. However, our third-party marketer provided incremental asset management revenues, which more than offset the cost of the incremental gas purchases. The effect of these transactions resulted in a net benefit to shareholders of $2.8 million from the combined effect of $4.6 million of asset management revenues reflected in NW Natural's other segment offset by lower utility margin from a $1.8 million of loss on the Oregon gas cost incentive sharing mechanism.

BALANCE SHEET AND CASH FLOWS
During the first nine months of 2022, the Company generated $166.0 million in operating cash flows, compared to $181.7 million for the same period in 2021. The Company used $257.0 million in investing activities during the first nine months of

2022 primarily for natural gas utility capital expenditures, compared to $203.5 million used in investing activities during the same period in 2021. Net cash provided by financing activities was $184.2 million for the first nine months of 2022, compared to $14.0 million used in financing activities during the same period in 2021. As of September 30, 2022, NW Natural Holdings held cash of $108.6 million.

2022 GUIDANCE AND LONG-TERM TARGETS
NW Natural Holdings reaffirmed 2022 earnings guidance in the range of $2.45 to $2.65 per share. This guidance assumes continued customer growth, average weather conditions, and no significant changes in prevailing regulatory policies, mechanisms, or outcomes, or significant local, state or federal laws, legislation or regulations. NW Natural Holdings reaffirmed its long-term earnings per share growth rate target of 4% to 6% compounded annually from 2022 through 2027.
DIVIDEND DECLARED
The board of directors of NW Natural Holdings declared a quarterly dividend of 48.50 cents per share on the Company’s common stock. The dividend is payable on Nov. 15, 2022 to shareholders of record on Oct. 31, 2022. The Company's current indicated annual dividend rate is $1.94 per share. Future dividends are subject to board of director discretion and approval.

CONFERENCE CALL AND WEBCAST
As previously announced, NW Natural Holdings will host a conference call and webcast today to discuss its third quarter 2022 financial and operating results.

Date and Time:	Tuesday, Nov. 8, 2022 8 a.m. PT (11 a.m. ET)
Phone Numbers:	United States 1-844-200-6205 Canada 1-833-950-0062 International 1-929-526-1599 Passcode 485752

The call will also be webcast in a listen-only format for the media and general public and can be accessed at ir.nwnaturalholdings.com. A replay of the conference call will be available on our website and by dialing 1-866-813-9403 (U.S.), 1-226-828-7578 (Canada), and +44-204-525-0658 (international). The replay access code is 664421.

ABOUT NW NATURAL HOLDINGS
Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), is headquartered in Portland, Oregon and has been doing business for over 160 years in the Pacific Northwest. It owns NW Natural Gas Company (NW Natural), NW Natural Water Company (NW Natural Water), NW Natural Renewables Holdings (NW Natural Renewables), and other business interests. We have a longstanding commitment to safety, environmental stewardship and the energy transition, and taking care of our employees and communities.

NW Natural is a local distribution company that currently provides natural gas service to approximately 2.5 million people in more than 140 communities through more than 790,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores. NW Natural owns and operates 21 Bcf of underground gas storage capacity in Oregon.

NW Natural Water provides water distribution and wastewater services to communities throughout the Pacific Northwest, Texas and Arizona. NW Natural Water serves 150,000 people through approximately 61,000 connections. Learn more about our water business at nwnaturalwater.com.

Additional information is available at nwnaturalholdings.com.

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: nikki.sparley@nwnatural.com

Media Contact:
David Roy
Phone: 503-610-7157
Email: david.roy@nwnatural.com

Forward-Looking Statements
This press release, and other presentations made by NW Holdings from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, assumptions, estimates, expectations, timing, goals, strategies, commitments, future events, investments, timing and amount of capital expenditures, targeted capital structure, risks, risk profile, stability, acquisitions and timing, approval, completion and integration thereof, the likelihood and success associated with any transaction, utility system and infrastructure investments, system modernization, reliability and resiliency, global, national and local economies, customer and business growth, customer satisfaction ratings, weather, performance and service during weather events, customer rates or rate recovery and the timing and magnitude of potential rate changes and the potential outcome of rate cases, environmental remediation cost recoveries, environmental initiatives, decarbonization and the role of natural gas and the gas delivery system, including decarbonization goals and timelines, energy efficiency measures, use of renewable sources, renewable natural gas purchases, projects, investments and other renewable initiatives and timing, magnitude and completion thereof, unregulated renewable natural gas strategy and initiatives, renewable hydrogen projects or investments and timing, magnitude, approvals and completion thereof, procurement of renewable natural gas or hydrogen for customers, technology and policy innovations, strategic goals and visions, the water and wastewater acquisition and investment strategy and financial effects of water and wastewater acquisitions, diversity, equity and inclusion initiatives, operating plans of third parties, financial results, including estimated income, availability and sources of liquidity, expenses, positions, revenues, returns, cost of capital, timing, and earnings, earnings guidance and estimated future growth rates, future dividends, commodity costs and sourcing asset management activities, performance, timing, outcome, or effects of regulatory proceedings or mechanisms or approvals, including OPUC approval of the Oregon general rate case settlements, regulatory prudence reviews, anticipated regulatory actions or filings, accounting treatment of future events, effects of legislation or changes in laws or regulations, effects, extent, severity and duration of COVID-19, including variants and subvariants, and resulting economic disruption, the impact of mitigating factors and other efforts to mitigate risks posed by its spread, ability of our workforce, customers or suppliers to operate or conduct business, COVID-19 financial impact, expenses, cost savings measures and cost recovery including through regulatory deferrals and the timing and magnitude thereof, impact on capital projects, governmental actions and timing thereof, and other statements that are other than statements of historical facts.

Forward-looking statements are based on current expectations and assumptions regarding its business, the economy, geopolitical factors, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. You are therefore cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the quarterly reports filed thereafter, which, among others, outline legal, regulatory and legislative risks, COVID-19 risks, growth and strategic risks, operational risks, and environmental risks.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of NW Holdings or NW Natural, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and NW Holdings and NW Natural undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

NORTHWEST NATURAL HOLDINGS
Consolidated Income Statement and Financial Highlights (Unaudited)
Third Quarter 2022
	Three Months Ended			Nine Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	September 30,			September 30,			September 30,
	2022	2021	Change	2022	2021	Change	2022	2021	Change
Operating revenues	$116,839	$101,447	15%	$662,100	$566,310	17%	$956,190	$826,583	16%

Operating expenses:
Cost of gas	36,105	25,266	43	261,413	178,669	46	375,058	267,935	40
Operations and maintenance	50,745	47,329	7	161,405	149,567	8	216,065	195,440	11
Environmental remediation	980	806	22	7,950	6,092	30	11,796	9,289	27
General taxes	9,572	9,061	6	30,665	29,344	5	39,954	37,498	7
Revenue taxes	4,437	3,891	14	26,037	22,226	17	38,551	32,765	18
Depreciation	29,026	28,438	2	85,565	84,679	1	114,420	111,917	2
Other operating expenses	901	1,047	(14)	2,815	2,794	1	3,918	4,249	(8)
Total operating expenses	131,766	115,838	14	575,850	473,371	22	799,762	659,093	21
Income (loss) from operations	(14,927)	(14,391)	4	86,250	92,939	(7)	156,428	167,490	(7)
Other income (expense), net	1,636	(2,216)	(174)	908	(8,355)	(111)	(3,296)	(12,397)	(73)
Interest expense, net	13,054	11,175	17	36,156	33,329	8	47,313	44,042	7
Income (loss) before income taxes	(26,345)	(27,782)	(5)	51,002	51,255	—	105,819	111,051	(5)
Income tax expense (benefit)	(6,758)	(7,127)	(5)	12,635	13,117	(4)	26,924	27,107	(1)
Net income (loss) from continuing operations	(19,587)	(20,655)	(5)	38,367	38,138	1	78,895	83,944	(6)
Income from discontinued operations, net of tax	—	—		—	—		—	6,241	(100)
Net income (loss)	$(19,587)	$(20,655)	(5)	$38,367	$38,138	1	$78,895	$90,185	(13)

Common shares outstanding:
Average diluted for period	34,939	30,696		33,539	30,708		32,911	30,676
End of period	35,098	30,730		35,098	30,730		35,098	30,730

Per share of common stock information:
Diluted earnings (loss) from continuing operations	$(0.56)	$(0.67)		$1.14	$1.24		$2.40	$2.74
Diluted earnings from discontinued operations, net of tax	—	—		—	—		—	0.20
Diluted earnings (loss)	(0.56)	(0.67)		1.14	1.24		2.40	2.94
Dividends paid per share	0.4825	0.4800		1.4475	1.4400		1.9300	1.9200
Book value, end of period	31.94	29.01		31.94	29.01		31.94	29.01
Market closing price, end of period	44.91	45.99		44.91	45.99		44.91	45.99

Capital structure, end of period:
Common stock equity	43.1%	40.4%		43.1%	40.4%		43.1%	40.4%
Long-term debt	49.5%	41.5%		49.5%	41.5%		49.5%	41.5%
Short-term debt (including current maturities of long-term debt)	7.4%	18.1%		7.4%	18.1%		7.4%	18.1%
Total	100.0%	100.0%		100.0%	100.0%		100.0%	100.0%

Natural Gas Distribution segment operating statistics:
Meters - end of period	790,511	781,727	1.1%	790,511	781,727	1.1%	790,511	781,727	1.1%
Volumes in therms:
Residential and commercial sales	53,929	55,597		495,303	455,888		742,469	692,348
Industrial sales and transportation	104,632	105,632		360,197	350,175		491,743	474,046
Total volumes sold and delivered	158,561	161,229		855,500	806,063		1,234,212	1,166,394
Operating revenues:
Residential and commercial sales	$78,459	$71,979		$552,858	$470,923		$812,729	$701,082
Industrial sales and transportation	19,581	14,000		60,380	45,472		80,207	61,955
Other distribution revenues	351	292		1,367	1,278		1,796	1,597
Other regulated services	4,904	4,771		14,722	14,321		19,488	19,192
Total operating revenues	103,295	91,042		629,327	531,994		914,220	783,826
Less: Cost of gas	36,258	25,322		261,678	178,837		375,379	268,160
Less: Environmental remediation expense	975	806		7,945	6,092		11,791	9,289
Less: Revenue taxes	4,375	3,838		25,907	22,143		38,364	32,682
Margin, net	$61,687	$61,076		$333,797	$324,922		$488,686	$473,695
Degree days:
Average (25-year average)	9	9		1,640	1,640		2,692	2,687
Actual	—	4	(100)%	1,591	1,447	10%	2,522	2,425	4%
Percent colder (warmer) than average weather	(100)%	(56)%		(3)%	(12)%		(6)%	(10)%

NORTHWEST NATURAL HOLDINGS
Consolidated Balance Sheets (Unaudited)	September 30,
In thousands	2022	2021
Assets:
Current assets:
Cash and cash equivalents	$108,556	$19,502
Accounts receivable	50,850	39,209
Accrued unbilled revenue	16,857	16,809
Allowance for uncollectible accounts	(2,171)	(2,702)
Regulatory assets	104,830	80,638
Derivative instruments	62,710	105,175
Inventories	98,725	59,997
Other current assets	41,414	39,551
Total current assets	481,771	358,179
Non-current assets:
Property, plant, and equipment	4,207,328	3,919,096
Less: Accumulated depreciation	1,166,150	1,112,734
Total property, plant, and equipment, net	3,041,178	2,806,362
Regulatory assets	301,660	325,071
Derivative instruments	8,008	24,555
Other investments	96,569	76,027
Operating lease right of use asset, net	73,145	75,634
Assets under sales-type leases	135,480	140,189
Goodwill	74,732	69,789
Other non-current assets	88,169	53,419
Total non-current assets	3,818,941	3,571,046
Total assets	$4,300,712	$3,929,225
Liabilities and equity:
Current liabilities:
Short-term debt	$141,000	$399,500
Current maturities of long-term debt	50,614	278
Accounts payable	118,274	94,897
Taxes accrued	18,080	16,558
Interest accrued	11,086	9,315
Regulatory liabilities	111,551	164,168
Derivative instruments	19,594	9,818
Operating lease liabilities	1,361	1,213
Other current liabilities	39,796	39,218
Total current liabilities	511,356	734,965
Long-term debt	1,287,006	916,026
Deferred credits and other non-current liabilities:
Deferred tax liabilities	349,633	323,925
Regulatory liabilities	663,547	665,390
Pension and other postretirement benefit liabilities	160,196	202,287
Derivative instruments	18,824	268
Operating lease liabilities	78,469	79,789
Other non-current liabilities	110,825	115,114
Total deferred credits and other non-current liabilities	1,381,494	1,386,773
Equity:
Common stock	786,094	573,578
Retained earnings	345,570	330,109
Accumulated other comprehensive loss	(10,808)	(12,226)
Total equity	1,120,856	891,461
Total liabilities and equity	$4,300,712	$3,929,225

NORTHWEST NATURAL HOLDINGS
Consolidated Statements of Cash Flows (Unaudited)	Nine Months Ended September 30,
In thousands	2022	2021
Operating activities:
Net income	$38,367	$38,138
Adjustments to reconcile net income to cash provided by operations:
Depreciation	85,565	84,679
Regulatory amortization of gas reserves	4,527	11,606
Deferred income taxes	7,759	2,748
Qualified defined benefit pension plan expense	4,013	12,075
Contributions to qualified defined benefit pension plans	—	(9,590)
Deferred environmental expenditures, net	(14,437)	(14,952)
Environmental remediation expense	7,950	6,092
Asset optimization revenue sharing bill credits	(41,102)	(9,053)
Other	16,640	14,868
Changes in assets and liabilities:
Receivables, net	114,755	83,826
Inventories	(41,463)	(17,307)
Income and other taxes	19,447	19,620
Accounts payable	(30,010)	(18,057)
Deferred gas costs	(1,785)	(33,379)
Asset optimization revenue sharing	17,629	41,407
Decoupling mechanism	7,124	(9,172)
Cloud-based software	(17,332)	(6,851)
Other, net	(11,686)	(14,974)
Cash provided by operating activities	165,961	181,724
Investing activities:
Capital expenditures	(251,842)	(212,376)
Acquisitions, net of cash acquired	(2,352)	(375)
Proceeds from the sale of assets	539	2,712
Proceeds from sale of equity method investment	—	7,000
Other	(3,349)	(482)
Cash used in investing activities	(257,004)	(203,521)
Financing activities:
Proceeds from common stock issued, net	190,929	2,107
Long-term debt issued	290,000	55,000
Long-term debt retired	—	(95,000)
Proceeds from term loan due within one year	—	100,000
Repayment of commercial paper, maturities greater than three months	—	(195,025)
Changes in other short-term debt, net	(248,500)	190,000
Cash dividend payments on common stock	(46,434)	(41,827)
Other	(1,802)	(1,240)
Cash provided by financing activities	184,193	14,015
Increase (decrease) in cash, cash equivalents and restricted cash	93,150	(7,782)
Cash, cash equivalents and restricted cash, beginning of period	27,120	35,454
Cash, cash equivalents and restricted cash, end of period	$120,270	$27,672

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$31,774	$30,910
Income taxes paid, net of refunds	2,106	6,980

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$108,556	$19,502
Restricted cash included in other current assets	11,714	8,170
Cash, cash equivalents and restricted cash	$120,270	$27,672